Passage Bio Announces Promising Interim Clinical Data from First Eight Patients with GM1 Gangliosidosis in Imagine-1 Study

–Interim safety data up to 28 months showed Dose 1 and 2 of PBGM01 were well tolerated and had a favorable safety and immunological profile
–Dose 2 resulted in substantial improvements in key CSF biomarkers and was able to achieve normal levels of CSF β-Gal activity and GM1 gangliosides, similar to healthy controls
–Dose 2 biomarker responses demonstrated durability up to 12 months after treatment
–Imagine-1 study participants showed initial evidence of improved survival relative to natural history data
–Treated first patient at highest dose level, Dose 3, in July; initial safety and biomarker data from Dose 3 expected by mid-2024
–Management to host a conference call and webcast today at 8:30 a.m. ET

PHILADELPHIA, August 7, 2023 — Passage Bio, Inc. (Nasdaq: PASG), a clinical-stage genetic medicines company focused on developing transformative therapies for central nervous system (CNS) disorders, today announced new interim safety, biomarker, and survival data from cohorts 1-4 in the Imagine-1 clinical study. Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of the AAVhu68 gene therapy PBGM01 delivered by intra-cisterna magna (ICM) injection in six cohorts of pediatric subjects with early and late infantile GM1 Gangliosidosis (GM1). GM1 is a rare, fatal lysosomal storage disease in which mutations in the GLB1 gene result in very low activity of the enzyme beta-galactosidase (β-Gal).

"We are highly encouraged by the compelling data emerging from our Imagine-1 study, with results underscoring the potential of PBGM01 to be a transformative therapy for GM1 patients,” said William Chou, M.D., president and chief executive officer of Passage Bio. “Updated data from the first eight treated patients show that PGBM01 continues to have a favorable safety profile, is well tolerated and shows initial evidence of improved survival relative to what is predicted by the natural history of the disease. Furthermore, Dose 2 of PBGM01 has shown the ability to achieve healthy control levels of β-Gal activity and GM1 gangliosides in CSF, with durability up to 12 months after treatment.”

“Our momentum in the Imagine-1 study continues to be strong as the program progresses to evaluate its highest dose level, Dose 3, in patients with early and late infantile GM1,” Dr. Chou continued. “We are excited to share that we have treated the first patient at Dose 3, and we are actively recruiting additional patients at clinical trial sites across multiple countries. We look forward to sharing initial data from Dose 3 patients by mid-2024 and want to express our deepest gratitude for the dedication and collaboration demonstrated by the families and investigators who have participated in our Imagine-1 trial.”

Topline interim results from cohorts 1-4 of the Imagine-1 study

Safety (patient follow-up ranged from 8 to 28 months)

●	No treatment-related serious adverse events (SAEs)
●	All treatment-related adverse events (AEs) were mild to moderate in severity
●	No clinically significant changes in liver function requiring intervention
●	No evidence of dorsal root ganglion (DRG) toxicity in nerve conduction studies
●	No complications related to ICM administration
●	Favorable immunological profile with no clinically significant immune response

Survival

●	Imagine-1 study patients showed initial evidence of improved survival relative to natural history data
o	Natural history data from a meta-analysis of 154 GM1 infants with symptom onset <12 months of age indicates mean survival for infantile GM1 of 18.9 months and no survival beyond 35 months[i]
o	Infantile GM1 patients receiving PBGM01 showed a survival benefit, with one hundred percent survival beyond 20 months of age (n=3)

Biomarkers

●	Dose 2 of PBGM01 resulted in robust and durable increases in CSF β-Gal activity
o	In 3 of 4 children, Dose 2 of PBGM01 resulted in a 4.7-16.1x increase in CSF β-Gal activity at 30 days post-treatment relative to baseline, exceeding average levels seen in healthy adults and GM1 Natural History Study (NHSii)
o	Increased CSF β-Gal activity was able to be sustained for up to 12 months
●	Dose 2 of PBGM01 decreased CSF GM1 ganglioside levels and demonstrated the ability to achieve normal adult levels at one-year post-dose
o	GM1 ganglioside levels continued to decline over time in all patients treated with Dose 2
●	Effects on CSF β-Gal activity and GM1 gangliosides were dose-dependent, with Dose 1 of PBGM01 exhibiting modest effects

The company has treated the first patient at Dose 3 and is actively recruiting additional patients in the Imagine-1 study for Cohort 5 (late infantile) and Cohort 6 (early infantile). The amended study protocol has been approved at several clinical trial sites, including in Brazil, Canada, Turkey and the United States. Dosing of patients in Cohorts 5 and 6 may occur concurrently, and the company expects to report initial safety and biomarker data from Dose 3 by mid-2024.

Conference Call Details

Passage Bio will host a conference call and webcast today at 8:30 a.m. ET. To register for the event, please use the following link. A live audio webcast of the event will be available on the Investors & News section of Passage Bio’s website at investors.passagebio.com. The archived webcast will be available on Passage Bio's website approximately two hours after the completion of the event and for 30 days following the call.

About Imagine-1

Imagine-1 is a Phase 1/2, global, open-label, dose-escalation study of PBGM01 administered by a single injection into the cisterna magna in pediatric subjects with early and late infantile GM1. The clinical program consists of six patient cohorts, with separate dose-escalation cohorts for late infantile GM1 and early infantile GM1. The primary goal of the study is to first assess safety and tolerability and then efficacy of PBGM01 in patients. The U.S. Food and Drug Administration (FDA) has granted PBGM01 Fast Track, Orphan Drug, and Rare Pediatric Disease designations. PBGM01 has also received an Orphan designation from the European Commission.

To learn more about the clinical trial program, please visit ClinicalTrials.gov: NCT04713475.

About PBGM01

PBGM01 is an AAV-delivery gene therapy currently being developed for the treatment of infantile GM1, in which patients have mutations in the GLB1 gene causing little or no residual beta-galactosidase enzyme activity and subsequent neurodegeneration. PBGM01 utilizes a next-generation AAVhu68 capsid administered through the cisterna magna to deliver a functional GLB1 gene encoding beta-galactosidase to the brain and peripheral tissues. By increasing beta-galactosidase activity, PBGM01 has the potential to reduce accumulation of toxic GM1 gangliosides and reverse neuronal toxicity, thereby restoring developmental potential. In preclinical models, PBGM01 has demonstrated broad brain distribution and high levels of expression of the beta-galactosidase enzyme in both the CNS and critical peripheral organs, suggesting potential treatment for both the CNS and peripheral manifestations of GM1.

About GM1

GM1, a rare monogenic lysosomal storage disease, is caused by mutations in the GLB1 gene, which encodes the lysosomal enzyme beta-galactosidase (β-gal). Reduced β-gal activity results in the accumulation of toxic levels of GM1 gangliosides in neurons throughout the brain, causing rapidly progressive neurodegeneration. GM1 accumulation also results in progressive damage to other tissues including the heart, liver, and bones and manifests with hypotonia (reduced muscle tone), progressive CNS dysfunction, seizures, and rapid developmental regression. Life expectancy for infants with GM1 ranges from 2-10 years, and infantile GM1 represents approximately 60 percent of the global GM1 incidence of 0.5 to 1 in 100,000 live births.

About Passage Bio

Passage Bio (Nasdaq: PASG) is a clinical-stage genetic medicines company on a mission to provide life-transforming therapies for patients with CNS diseases with limited or no approved treatment options. Our portfolio spans pediatric and adult CNS indications, and we are currently advancing clinical programs in GM1 gangliosidosis and frontotemporal dementia and our preclinical pipeline, including programs in amyotrophic lateral sclerosis and Huntington’s disease. Based in Philadelphia, PA, our company has established a strategic collaboration and licensing agreement with the renowned University of Pennsylvania’s Gene Therapy Program to conduct our discovery and IND-enabling preclinical work. Through this collaboration, we have enhanced access to a broad portfolio of gene therapy candidates and future gene therapy innovations that we then pair with our deep clinical, regulatory, manufacturing and commercial expertise to rapidly advance our robust pipeline of optimized gene therapies. As we work with speed and tenacity, we are always mindful of patients who may be able to benefit from our therapies. More information is available at www.passagebio.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of, and made pursuant to the safe harbor provisions of, the Private Securities Litigation Reform Act of 1995, including, but not limited to: our expectations about timing and execution of anticipated milestones, including progress of the Imagine-1 clinical trial and the availability of clinical data from the trial; our expectations about our collaborators’ and partners’ ability to execute key initiatives; our expectations about manufacturing plans and strategies; our expectations about cash runway; and the ability of our lead product candidates to treat their respective target monogenic CNS disorders. These forward-looking statements may be accompanied by such words as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “possible,” “will,” “would,” and other words and terms of similar meaning. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such statements, including: our ability to develop and obtain regulatory approval for our product candidates; the timing and results of preclinical studies and clinical trials; risks associated with clinical trials, including our ability to adequately manage clinical activities, unexpected concerns that may arise from additional data or analysis obtained during clinical trials, regulatory authorities may require additional information or further studies, or may fail to approve or may delay approval of our drug candidates; the occurrence of adverse safety events; the risk that positive results in a preclinical study or clinical trial may not be replicated in subsequent trials or success in early stage clinical trials may not be predictive of results in later stage clinical trials; failure to protect and enforce our intellectual property, and other proprietary rights; our dependence on collaborators and other third parties for the development and manufacture of product candidates and other aspects of our business, which are outside of our full control; risks associated with current and potential delays, work stoppages, or supply chain disruptions caused by the coronavirus pandemic; and the other risks and uncertainties that are described in the Risk Factors section in documents the company files from time to time with the Securities and Exchange Commission (SEC), and other reports as filed with the SEC. Passage Bio undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For further information, please contact:

Investors:

Stuart Henderson

Passage Bio

267.866.0114

shenderson@passagebio.com

Media:

Mike Beyer
Sam Brown Inc. Healthcare Communications
312.961.2502
MikeBeyer@sambrown.com

i Lang, F. M., Korner, P., Harnett, M., Karunakara, A., & Tifft, C. J. (2020). The natural history of Type 1 infantile GM1 gangliosidosis: A literature-based meta-analysis. Molecular genetics and metabolism, 129(3), 228-235.

ii Based on preliminary data from University of Pennsylvania’s ODC Natural History Study (NHS) (NCT04041102); value range (0.3-1.81 nmol/mL/3hr)